Exhibit 99.1

For immediate release

Fair Lawn, NJ. , April 10, 2014

AnythingIT/WeedHire.com Announces Mr. Federico Garza-Bueron to Join Board of Directors

 Former Barclays Investment Representative and Current Coatl Capital Managing Director to Spearhead Company Growth and Development

AnythingIT (OTCBB: ANYI) announces the appointment of Mr. Federico Garza-Bueron to its Board of Directors. Mr. Garza-Bueron, who is Founder and Managing Director of Coatl Capital, will bring his experience in private banking, fundraising, and entrepreneurship to bear in spearheading the growth and development of AnythingIT/WeedHire.com as it expands into the legal Marijuana employment marketplace.

Mr. Garza-Bueron’s investment firm holds an equity stake in a company that specializes in wealth management, a field that he prefers to call wealth optimization. Indeed, when he managed assets for clients at Barclays Wealth, Mr. Garza-Bueron brought in over $100 Million in investments to that firm.

Mr. Garza-Bueron began his career in finance as a Private Wealth Manager with BBVA Bancomer in Monterrey, Mexico, where he managed assets totaling $250 Million. After completing his MBA from the Columbia Business School, he spent a decade raising capital for entrepreneurial ventures and nurturing initiatives from startup to profitability, primarily in Los Angeles and New York.  He also holds joint Bachelor’s degrees from Boston College and Universidad Regiomontana in Monterrey, Mexico and serves as Event Co-Chair for the Columbia Business School Private Equity Committee.

“We are truly excited to bring Mr. Garza-Bueron onto our team,” stated David Bernstein, CEO AnythingIT/WeedHire.com. “His experience in the capital markets and understanding of entrepreneurs will be invaluable as we bring WeedHire.com to the forefront of the legal marijuana employment marketplace.”

WeedHire.com will address the underserved market for employer and employee candidates to connect within the legal Marijuana industry.  As marijuana legalization continues to move forward and as businesses continue to grow in markets where marijuana is already legal, career opportunities are expected to expand rapidly.

“This is an industry that is here to stay—indeed, to grow,” said Mr. Garza-Bueron regarding the legal cannabis business.  “It is not my place to pass judgment about it, but to support our Directors’ efforts to increase value for shareholders.  Anything IT/Weedhire.com will help businesses in the industry and professionals seeking jobs in a wide range of legitimate capacities to find each other safely, efficiently, and without prejudice.  This is a service that adds value to any industry.”

Mr. Garza-Bueron’s expectation regarding growth is well-founded.  According to new financial data released in the 2014 edition of the Marijuana Business Factbook, U.S. retail cannabis sales will rise more than five-fold over the next five years, from an estimated $2.2-$2.6 billion in 2014 to $7.4-8.2 billion in 2018.

About AnythingIT
AnythingIT is a leading IT recycler serving OEM's, resellers, government and enterprise clients.  Services provided include: data scrubbing, shredding, inventory, and resale.  Incorporated in 1992 the company is also a GSA Schedule Holder who has achieved E-Stewards, ISO 9001& 14001 certifications.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our ability to comply with the laws, rules and regulations related to medical marijuana, our ability to identify and consummate business combinations, our ability to raise sufficient capital to fund our business, operations and any business combinations, our ability to continue as a going concern, and a limited public market for our common stock, among other risks. AnythingIT Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and AnythingIT, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

For information, please contact:
David Bernstein
AnythingIT, Inc.
201-475-7301